Exhibit 10.1
AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amendment (“Amendment”) to the Amended and Restated Employment Agreement (“Agreement”) effective as of January 1, 2009 between Cincinnati Bell, Inc., an Ohio corporation (“Employer”) and John F. Cassidy (“Employee”) is made as of the Effective Date. For purposes of this Agreement, “Effective Date” means February 5, 2010.
     Employer and Employee agree as follows:
1.	Section 4 of the Agreement shall be amended by adding subsection D. to read as follows:
D. On February 5, 2010, Employee shall receive a Retention Bonus (“Retention Bonus”) in the amount of $2,100,000.00. Notwithstanding any contrary provision of this Agreement, the Retention Bonus shall be subject to repayment to Employer if, prior to December 31, 2012 (“Repayment Date”), this Agreement is terminated for Cause under Section 13.C., or if Employee voluntarily resigns employment under Section 13.F. or retires under Section 13.G. (collectively, a “Repayment Event”). Upon the occurrence of a Repayment Event, the portion of the Retention Bonus which shall be repaid by Employee to Employer shall be equal to $50,000.00, multiplied by the number of calendar months between the date of the Repayment Event and the Repayment Date. Repayment shall be made in 120 substantially equal monthly installments, beginning on the first day of the month after the Repayment Event.
2.	In all other respects, the Agreement shall remain in full force and effect.
     In witness whereof, the parties hereto have cause this Amendment to the Agreement to be duly executed as of the date and year first above written.

CINCINNATI BELL INC.		EMPLOYEE

By:	/s/ Phillip R. Cox	/s/ John F. Cassidy

Title: Chairman of the Board

Date:	01-29-10	Date: 02-05-10